As filed with the Securities and Exchange Commission on May 23,
1995
Registration No. 33-
=================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                     FRUIT OF THE LOOM, INC.
      (Exact Name of Registrant as specified in its Charter)

Delaware                                  36-3361804
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)            Identification No.)

5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606
   (Address of principal executive offices including zip code)

                     FRUIT OF THE LOOM, INC.
              EXECUTIVE INCENTIVE COMPENSATION PLAN
                     (Full title of the plan)

                Howard S. Lanznar, General Counsel
                     Fruit of the Loom, Inc.
5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606,
(312) 876-1724
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         With copies to:
                     Herbert S. Wander, P.C.
                      Katten Muchin & Zavis
525 West Monroe, Suite 1600, Chicago, Illinois 60661-3693,
(312) 902-5200

            Approximate commencement date of the proposed sale to the public: From time to time after the effective date of this Registration Statement.
            If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment
plan, please check the following box:   [  ]
            If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

                 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered:
Class A Common Stock ($.01 par value)

Amount to be Registered(1):  900,000 shares

Proposed Maximum Offering Price Per Share: See Footnote 2 below

Proposed Maximum Aggregate Offering Price(2):  $26,323,525

Amount of Registration Fee:  $9,077.14

(1) Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2) The amounts are based upon the exercise of options for 554,800 Shares at the price of $30.88 per Share, the exercise of options for 25,000 Shares at $30.13, the exercise of options for 35,000 Shares at $28.88, the exercise of options for 300 Shares at the price of $28.00 per Share, the exercise of options for 17,500 Shares at the price of $27.00 per Share, the exercise of options for 1,200 Shares at the price $26.00 per Share, the exercise of options for 10,000 Shares at the price of $25.75 per Share, the exercise of options for 15,000 Shares at the price of $24.88 per Share, the exercise of options for 10,000 Shares at the price of $24.75 per Share and the average of the high and low sale prices reported on the New York Stock Exchange on May 18, 1995 with respect to the exercise of options for 43,600 Shares and 187,600 performance shares and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933.

===============================================================

                         EXPLANATORY NOTE

                              PART I
                INFORMATION REQUIRED IN PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). A second prospectus (the "Reoffer Prospectus") is to be used for reoffers and resales of the Company's Class A Common Stock acquired pursuant to the exercise of options by affiliates of the Company and has been prepared in accordance with the requirements of Form S-3, as required by the conditions specified in General Instruction C to Form S-8.


                     FRUIT OF THE LOOM, INC.

              366,000 SHARES OF CLASS A COMMON STOCK

                         5000 Sears Tower
                      233 South Wacker Drive
                     Chicago, Illinois 60606
                          (312) 876-1724

This Prospectus relates to up to 366,000 shares of Class A Common Stock ("Class A Common Stock" or the "Shares") of Fruit of the Loom, Inc. (the "Company"), which may be offered by the Selling Security Holders (as hereinafter defined) listed herein under the caption "Selling Security Holders." 251,000 of the Shares may be acquired upon the exercise of stock options granted to the Selling Security Holders and 115,000 of these Shares could be acquired upon achievement of certain performance goals. 226,000 of these options, which are scheduled to expire on May 17, 2004 and 25,000 which are scheduled to expire on May 24, 2004, become exercisable with respect to 226,000 Shares on varying dates through May 17, 2004 and with respect to 25,000 Shares on varying dates through May 24, 2004, all as described under the caption "Selling Security Holders."

The 366,000 Shares covered by this Prospectus may be offered by the Selling Security Holders from time to time in transactions on the New York Stock Exchange ("NYSE"), at prices and terms then obtainable, through negotiated transactions at negotiated prices, or through underwriters, broker-dealers or otherwise, however, there is no commitment to sell any of these Shares. The amount of Shares offered will be determined from time to time by the Selling Security Holders in their sole discretion. The Company will not receive any part of the proceeds of any sales. Any brokers' commissions, discounts, or other underwriters' compensation will be paid by the Selling Security Holders.

The Selling Security Holders, and the broker-dealers through whom sales may be made, may, the Company not so conceding, be deemed to be underwriters under the Securities Act of 1933 (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to such broker-dealers may be underwriting discounts and commissions under the Securities Act.

The Company's Class A Common Stock is traded on the NYSE.  On May
22, 1995, the closing price of the Class A Common Stock on the NYSE was $27.25 per Share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
          THE COMMISSION PASSED UPON THE ACCURACY OR AD-EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is May 23, 1995


                        TABLE OF CONTENTS

                                                       Page

Available Information....................................2

Selling Security Holders.................................3

Plan of Distribution.....................................5

Description of Common Stock..............................5

Incorporation of Certain Documents by Reference..........7

Legal Matters............................................7


No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made through its use shall imply that there has been no change in the affairs of the Company since the date hereof.


                      AVAILABLE INFORMATION

The Company is subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the following regional offices at the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by mail addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning the Company can also be inspected.

The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act with the Commission with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied in the manner and at the sources described above.

                     SELLING SECURITY HOLDERS

Each of the Selling Security Holders (each, a "Selling Security Holder") identified below are the holders of non-qualified stock options and performance shares granted by the Company, and this Prospectus covers the possible resale of the Shares issued or issuable upon the exercise of these options or awards.

William Farley

William Farley, Chairman of the Board, Chief Executive Officer and a director of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 100,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Farley will earn 25,000 performance shares. If the target is exceeded, Mr. Farley could earn as many as 25,000 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995 Mr. Farley directly and indirectly beneficially owned 318,000 Shares and 6,690,976 shares of the Company's Class B Common Stock, $.01 par value (the "Class
B Common Stock").

John B. Holland

John B. Holland, President, Chief Operating Officer and a director of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 35,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Holland will earn
10,000 performance shares.  If the target is exceeded, Mr.
Holland could earn as many as 7,500 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Holland beneficially owned 9,800 Shares.

Richard C. Lappin

Richard C. Lappin, Vice Chairman and a director of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 35,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Lappin will earn 10,000 performance shares. If the target is exceeded, Mr. Lappin could earn as many as 7,500 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Lappin beneficially owned 31,700 Shares.

Richard M. Cion

Richard M. Cion, Senior Executive Vice President, Corporate Development of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 20,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997.
If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Cion will earn 2,500 performance shares. If the target is exceeded, Mr. Cion could earn as many as 1,500 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Cion beneficially owned 1,000 Shares.

Larry K. Switzer

Larry K. Switzer, Executive Vice President and Chief Financial Officer of the Company, was granted non-qualified stock options on May 24, 1994 to acquire a total of 25,000 Shares at $30.13 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, no options to acquire these Shares are immediately exercisable. These non-qualified stock options vest with respect to one-third of the underlying shares of Class A Common Stock on May 24, 1995, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Switzer will earn 7,000 performance shares. If the target is exceeded, Mr. Switzer could earn as many as 7,000 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Switzer beneficially owned no Shares.

Michael F. Bogacki

Michael F. Bogacki, Vice President and Controller of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 12,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Bogacki will earn 2,500 performance shares. If the target is exceeded, Mr. Bogacki could earn as many as 1,500 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Bogacki beneficially owned 23,000 Shares.

Earl C. Shanks

Earl C. Shanks, Vice President and Treasurer of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 12,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Shanks will earn 2,500 performance shares. If the target is exceeded, Mr. Shanks could earn as many as 1,500 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Shanks beneficially owned 41,778 Shares.

Burgess Ridge

Burgess Ridge, Vice President - Administration of the Company, was granted non-qualified stock options on May 17, 1994 to acquire a total of 12,000 Shares at $30.88 per Share, the market value of the Class A Common Stock on the date of the grant. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 17, 1996 and 1997. If the target total stockholder return for the period from January 1, 1994 to December 31, 1995 is achieved, Mr. Ridge will earn 2,500 performance shares. If the target is exceeded, Mr. Ridge could earn as many as 1,500 additional performance shares. All of these Shares are covered by this Prospectus. On May 1, 1995, Mr. Ridge beneficially owned no Shares.

Upon termination of a participant's employment due to death, disability or retirement, all options outstanding shall immediately vest and shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability, and three years after termination of employment in the case of retirement. If a participant's employment has terminated due to disability or retirement and such participant dies during the exercise period after termination, then the remaining exercise period under options outstanding shall be the longer of one year after death or the remaining portion of the exercise period triggered by the employment termination. Upon termination of employment of a participant other than for any reason set forth above, all options held by the participant which are not vested as of the effective date of termination shall be forfeited, and in the case of termination at the request of the Company without cause or voluntary termination by the participant (other than due to retirement), the participant may exercise any vested options for a period of 30 days following the termination of employment. However, the Compensation Committee of the Company's Board of Directors, in its sole discretion, may immediately vest all or any portion of the options of a participant not vested as of such date.


                       PLAN OF DISTRIBUTION

The Company will receive no proceeds from this offering. The securities offered hereby may be sold by a Selling Security Holder acting as a principal for his own account through market transactions on the NYSE, in one or more negotiated transactions at negotiated prices, or otherwise. The sale of securities may be offered to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of underwriting discounts, commissions or concessions from a Selling Security Holder and/or the purchasers of the securities for whom they act as agent. A Selling Security Holder and any underwriters, brokers or dealers that participate in the distribution of the securities may, the Company not so conceding, be deemed to be underwriters and any compensation received by them and any provided pursuant to the sale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with certain states' securities laws, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                   DESCRIPTION OF COMMON STOCK

The Company's authorized capital stock consists of 230 million shares of common stock, $.01 par value per share, divided into Class A and Class B, and 35 million shares of preferred stock, $.01 par value per share. The Company's Class A Common Stock is registered under the Exchange Act. The following is a summary of the provisions of the Company's Restated Certificate of Incorporation and is qualified in its entirety by reference thereto.

Class A Common Stock and Class B Common Stock

The authorized common stock of the Company consists of (i) 200 million shares of Class A Common Stock, of which 69,170,456 were outstanding as of May 1, 1995 and (ii) 30 million shares of Class B Common Stock, of which 6,690,976 were outstanding as of May 1, 1995. All shares of common stock currently outstanding are fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to five votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below or as provided by law. With respect to the election of directors, holders of the Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the entire Board of Directors (the "Class A Directors") and, if not a whole number, then the holders of the Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of the common stock. If, at the record date for any stockholder meeting at which directors are elected, the number of outstanding shares of Class B Common Stock is less than 12.5% of the total number of outstanding shares of both classes of common stock, then the holders of Class
A Common Stock would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock having one vote per share and the holders of Class B Common Stock having five votes per share. Holders of the Class B Common Stock also vote separately as a class on the issuance of additional shares of Class B Common Stock and on any amendment to the Restated Certificate of Incorporation which would adversely affect such holders.

If, at the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is at least 12.5% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors, but holders of Class B Common Stock, voting as a separate class, would be entitled to elect the remaining directors.

If, however, at the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock would vote together as a single class with respect to the election of directors. In that event, the holders of the Class A Common Stock would not have the right to elect 25% of the number of directors, but would have one vote per share for all directors and the holders of the Class
B Common Stock would have five votes per share for all directors.

Conversion.  Class A Common Stock has no conversion rights.
Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. If at any time any shares of Class B Common Stock are beneficially owned by any person other than Mr. Farley or any entity controlled by Mr. Farley, such shares shall automatically convert into an equal number of shares of Class A Common Stock.

Dividends. Holders of Class A Common Stock are entitled to receive, on a cumulative basis, the first dollar per share of cash dividends if and when declared by the Board of Directors of the Company from funds legally available therefor. Thereafter, holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends equally on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class
A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, the dividend preference of the Class A Common Stock must be retained and such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

Transfer Agent. The Company's Transfer Agent and Registrar for the Class A Common Stock is Chemical Bank.

Preferred Stock

The authorized preferred stock consists of 35 million shares. There are currently no shares of preferred stock outstanding. The preferred stock may be issued by resolution of the Company's Board of Directors from time to time without any action of the stockholders. Such resolution may authorize issuances in one or more classes or series of the preferred stock, and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the stockholders of each class or series so authorized.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 are hereby incorporated by reference in this Prospectus. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in the document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person who receives a copy of this Prospectus upon written or oral request to the Company's principal executive offices at:
Fruit of the Loom, Inc., 233 South Wacker Drive, 5000 Sears Tower, Chicago, Illinois 60606, Attention: Secretary (telephone: (312) 876-1724).


                          LEGAL MATTERS

Certain legal matters with respect to the Class A Common Stock offered hereby have been passed upon for the Company by Katten
Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.


                              *   *   *

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference. The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Report on From 10-Q for the quarter ended March 31, 1995, which were previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

Item 4.  Description of Securities.  Not Applicable.

Item 5.  Interests of Named Experts and Counsel.  None.

Item 6. Indemnification of Directors and Officers. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of the Company. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any actions referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

Under a policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to its directors or officers.

Articles XII and XIII of the Company's Restated Certificate of Incorporation provide that the Company shall indemnify certain of its former and present directors and officers against certain liabilities and expenses incurred as a result of their duties as such.

Reference is made to Section 7.8 of the Acquisition and Merger Agreement, dated April 10, 1985, among Farley/Northwest Acquisition Corporation, Farley Metals, Inc., Farley/Northwest Subsidiary Corporation and Northwest Industries, Inc. ("Northwest") filed as an Exhibit to the registration statement on Form S-4, Reg. No. 2-98435, of Farley/Northwest Acquisition Corporation which provides that, from and after the New Board Date (as therein defined), Northwest and any successor, including the Company, shall: (a) maintain Northwest's directors' and officers' insurance policy on the date thereof, or an equivalent policy with terms no less advantageous for all present and former officers and directors of Northwest than those in effect on the date thereof, for six years from and after the New Board Date to cover acts or omissions of directors and officers of Northwest occurring prior to or at the New Board Date and (b) maintain in effect any provisions of the By-laws and Certificate of the Company relating to the rights to indemnification of directors and officers of Northwest with respect to indemnification for acts and omissions prior to or at the New Board Date.

Item 7.  Exemption from Registration Claimed.  Not Applicable.

Item 8.  Exhibits.

Exhibit
Number     Description
_______    ___________

4.1* Restated Certificate of Incorporation of the Company and Certificate of Amendment of the Restated Certificate of Incorporation of the Company (filed as Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 (the "Form 10-Q")).

4.2*       By-laws of the Company (filed as Exhibit 4(b) to
           Amendment No. 2 to the Company's Registration Statement on Form S-2, File No. 33-8303, dated February 13, 1987
           (the "Form S-2")).

4.3* Fruit of the Loom, Inc. Executive Incentive Compensation Plan (filed as Exhibit A to the Company's Proxy
           Statement for its Annual Meeting on May 17, 1994 (the
           "Proxy Statement")).

5 Opinion of Katten Muchin & Zavis as to the legality of securities offered under the Fruit of the Loom, Inc.
           Executive Incentive Compensation Plan.

24.1       Consent of Independent Auditors, Ernst & Young LLP.

24.2       Consent of Counsel (contained in the Opinion of Katten
           Muchin & Zavis in Exhibit 5 hereto).

25 Power of Attorney (included on signature page of this Registration Statement).

_________________
* Incorporated herein by reference.

Item 9.  Undertakings.

1. The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company and subsidiary companies pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

Pursuant to the requirements of the Securities Act the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on this 23rd day of May, 1995.

FRUIT OF THE LOOM, INC.

By:   /s/ MICHAEL F. BOGACKI
      _________________________________
      Michael F. Bogacki
      Vice President and Controller

                        POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Larry K. Switzer, Michael F. Bogacki and Howard S. Lanznar, and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on May 23, 1995.

SIGNATURE                          TITLE
________________            _______________________________________

/s/ WILLIAM FARLEY          Chairman of the Board, Chief Executive
______________________      Officer and Director
William Farley

/s/ LARRY K. SWITZER        Executive Vice President and Chief
______________________      Financial Officer (Principal Financial
Larry K. Switzer            Officer)

/s/ MICHAEL F. BOGACKI      Vice President and Controller
______________________      (Principal Accounting Officer)
Michael F. Bogacki

/s/ JOHN B. HOLLAND         Director
______________________
John B. Holland

/s/ DENNIS S. BOOKSHESTER   Director
______________________
Dennis S. Bookshester

/s/ LEE W. JENNINGS         Director
______________________
Lee W. Jennings

/s/ HENRY A. JOHNSON        Director
______________________
Henry A. Johnson

/s/ RICHARD C. LAPPIN       Director
______________________
Richard C. Lappin

/s/ A. LORNE WEIL           Director
______________________
A. Lorne Weil

/s/ SIR BRIAN G. WOLFSON    Director
______________________
Sir Brian G. Wolfson

/s/ OMAR Z. AL ASKARI       Director
______________________
Omar Z. Al Askari


                          EXHIBIT INDEX


Exhibit
Number        Description                               Page No.
_______       _____________________________________     _________

4.1*          Restated Certificate of Incorporation,
              as amended, of the Company (filed as
              Exhibit 3 to the Form 10-Q).

4.2*          By-laws of the Company (filed as
              Exhibit 4(b) to the Form S-2).

4.3*          Fruit of the Loom, Inc. Executive
              Incentive Compensation Plan (filed as
              Exhibit A to the Proxy Statement).

5             Opinion of Katten Muchin & Zavis as to
              the legality of securities offered under the Fruit of the Loom, Inc. Executive
              Incentive Compensation Plan.

24.1          Consent of Independent Auditors, Ernst &
              Young LLP.

24.2          Consent of Counsel (contained in the
              Opinion of Katten Muchin & Zavis in
              Exhibit 5 hereto).

25 Power of Attorney (included on signature page of this Registration Statement).

______________________
* Incorporated herein by reference.